Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AMNEAL PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	Rule 457(c)	171,227,752(1)	$2.08(2)	$356,153,724.16	0.00011020	$39,248.14

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—					—	—	—	—

	Total Offering Amounts					$356,153,724.16		$39,248.14

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$39,248.14

(1)

Pursuant to Rule 416 under the Securities Act, the Class A common stock being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $2.08, which is the average of the high and low prices of the Class A common stock on March 1, 2023 on the New York Stock Exchange.